Exhibit 5.1
[Jones Vargas Letterhead]
May 20, 2009
Board of Directors
Western Alliance Bancorporation
2700 W. Sahara Avenue
Las Vegas, Nevada 89102
Ladies and Gentlemen:
          We are acting as special Nevada counsel to Western Alliance Bancorporation, a Nevada corporation (the “Company”), in connection with the proposed public offering of 33,440,700 shares of common stock, par value $0.0001 per share, all of which shares (the “Shares”) are to be sold by the Company pursuant to a prospectus supplement dated May 14, 2009 and the accompanying prospectus dated May 4, 2009 (such documents, collectively, being referred to as the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-158971) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 228.601(b)(5), in connection with the Registration Statement.
          Any undefined and capitalized terms shall be as set forth in the Prospectus, Registration Statement or Underwriting Agreement, as is applicable.
          For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we deem appropriate to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     As to all matters of law, this opinion letter is solely based upon the applicable provisions of Chapter 78 of the Nevada Corporations Law, located within the Nevada Revised Statutes, as amended, and as currently in effect (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).

To The Board of Directors Of
Western Alliance Bancorporation
May 20, 2009

     We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).
     As used herein, the phrase “Nevada Corporations Law, Nevada Revised Statutes, Chapter 78, as amended” includes the statutory provisions contained therein; any applicable provisions of the Nevada Constitution; and, any applicable reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that:
(i)	the issuance of the Shares pursuant to the terms of the Underwriting Agreement dated May 14, 2009, by and amongst the Company, Keefe, Bruyette & Woods, Inc. and D.A. Davidson & Co; and,

(ii)	the reciprocal receipt by the Company of the consideration for the Shares as specified in Prospectus,

will result in the Shares being validly issued, fully paid and nonassessable.
          This opinion letter has been prepared for your use as an exhibit in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus, and is made as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
JONES VARGAS
/s/ Alan B. Rabkin
Alan B. Rabkin
Of Counsel

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